Prospectus Supplement No. 6	Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 13, 2025)	Registration Statement No. 333-290562

Northann Corp.

This prospectus supplement updates, amends and supplements the prospectus dated November 13, 2025 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-290562). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the SEC on December 23, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock is traded on NYSE American under the symbol “NCL.” On December 26, 2025, the last reported sale price of our common stock was $0.315 per share.

Investing in shares of our Ordinary Shares involves risks that are described in the “Risk Factors” section beginning on page 16 of the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

NORTHANN CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-41816	88-1513509
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2251 Catawba River Rd

Fort Lawn, SC 29714

(Address of Principal Executive Office) (Zip Code)

(916) 573 3803

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NCL	NYSE American LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company    ☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Financing and Strategic Planning Advisory Agreement with Linkun Investment LLC

On December 18, 2025, Northann Corp. (the “Company”) entered into a Financing and Strategic Planning Advisory Agreement with Linkun Investment LLC (“Linkun Investment”, and such agreement, the “Linkun Investment Consulting Agreement”).

Pursuant to the Linkun Investment Consulting Agreement, Linkun Investment has agreed to provide certain strategic planning advisory services in connection with the Company’s business development during the term of the agreement, which is six months from the date of execution of the Linkun Investment Consulting Agreement, unless otherwise earlier terminated by mutual agreement of the parties.

In consideration for agreeing to provide such strategic planning advisory services under the Linkun Investment Consulting Agreement, the Company has agreed to issue and allot 1,800,000 shares of the Company’s common stock, par value $0.001 per share (the “Linkun Investment Compensation Shares”) to two individuals designed by Linkun Investment. Pursuant to the Linkun Investment Consulting Agreement, the Linkun Investment Compensation Shares shall only be issued after the NYSE American approves the issuance. The issuance of the Linkun Investment Compensation Shares will be subject to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Linkun Investment Consulting Agreement does not purport to be complete, and is qualified in its entirety by reference to the Linkun Investment Consulting Agreement, filed as Exhibit 10.1 to this Current Report on Form 8-K.

Operation and Strategic Planning Advisory Agreement with Lu Wang

On December 19, 2025, the Company entered into an Operation and Strategic Planning Advisory Agreement with Lu Wang (such agreement, the “Lu Wang Consulting Agreement”).

Pursuant to the Lu Wang Consulting Agreement, Lu Wang has agreed to provide certain strategic planning consulting services in connection with the Company’s business development during the term of the agreement, which is from July 1, 2025 to June 30, 2026, unless otherwise earlier terminated by mutual agreement of the parties.

In consideration for agreeing to provide such strategic planning consulting services under the Lu Wang Consulting Agreement, the Company has agreed to issue and allot 1,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Lu Wang Compensation Shares”) to an individual designated by Lu Wang. Pursuant to the Lu Wang Consulting Agreement, the Lu Wang Compensation Shares shall only be issued after the NYSE American approves the issuance. The issuance of the Lu Wang Compensation Shares will be subject to the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

The foregoing description of the Lu Wang Consulting Agreement does not purport to be complete, and is qualified in its entirety by reference to the Lu Wang Consulting Agreement, filed as Exhibit 10.2 to this Current Report on Form 8-K.

Item 3.02. Unregistered Sales of Equity Securities.

The disclosures contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.02.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

10.1	Financing and Strategic Planning Advisory Agreement by and between the Company and Linkun Investment LLC dated December 18, 2025

10.2	Operation and Strategic Planning Advisory Agreement by and between the Company and Lu Wang dated December 19, 2025

104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHANN CORP.

Date: December 23, 2025	By:	/s/ Lin Li
	Name:	Lin Li
	Title:	Chief Executive Officer

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